Exhibit 16.1



                              INTERMOST CORPORATION

                                  May 21, 2007

E. RANDALL GRUBER, CPA, PC 1025 Marions Cove Drive Lake Saint Louis, Missouri 63367

     Re: Change of certifying accountant pursuant to Regulation SK, Section 304(a)(3)

Dear Mr. Gruber:

         Pursuant to resolutions passed by the Board of Directors on May 15, 2007, we have changed our independent auditors and will no longer be requiring your services.

         Enclosed is a copy of the Form 10-QSB which we are filing today with the US Securities Exchange Commission. Pursuant to Regulation SK, Section 304(a)(3) we herewith request that your firm furnish us with a letter, addressed to the SEC, stating whether your firm agrees with the statements made in the disclosure set out as Item 5 in the Form 10-QSB and, if not, stating the respects in which your firm does not agree.

         Please provide this letter as promptly as possible so that we can file the letter with the SEC within ten (10) business days of the filing of the Form 10-QSB.

         Your firm may provide us with an interim letter highlighting specific areas of concern and indicating a subsequent, more detailed letter will be forthcoming within the ten (10) business days noted above.

         We look forward to your timely response to this request.


                                                     Very truly yours,

                                                     Intermost Corporation


                                                     By: /s/DENG XIANG XIONG
                                                         Deng Xiang Xiong
                                                         Chief Executive Officer